EXHIBIT 99.1

              TARRANT APPAREL GROUP ANNOUNCES THIRD QUARTER RESULTS

LOS ANGELES--(BUSINESS WIRE)--Tarrant Apparel Group (NASDAQ: TAGS), a design and sourcing company for private label and private brand casual apparel, announced today results for its third quarter ended September 30, 2006. Net sales for the third quarter of 2006 decreased 21.4% to $54.6 million from $69.6 million reported in the same period last year. Sales of Private Label brands were $46.1 million compared to $47.0 million in the same period of 2005. Sales of Private Brands in the third quarter of 2006 were $8.5 million compared to $22.6 million in the same period of 2005. Sales of Private Brands declined due to the absence of sales of Gear7 and Jessica Simpson brands.

Gross profit for the quarter decreased to $11.8 million from $14.5 million in the year-ago period. Gross margin percentage increased from 20.9% in the 2005 third quarter to 21.6% in the 2006 third quarter. The increase in gross margin is primarily attributable to changes in customer mix in Private Label brands and improved sourcing in the Private Brands business.

Selling, general, and administrative expenses decreased by $1.1 million from $10.2 million in the third quarter of 2005 compared to $9.1 million in the third quarter of 2006. As a percentage of net sales, these expenses increased to 16.7% in the third quarter of 2006 from 14.7% in the third quarter of 2005.

Royalty and marketing allowance expenses decreased to $264,000 in the third quarter of 2006 from $1.3 million in the third quarter of 2005. As a percentage of net sales, these expenses decreased to 0.5% in the third quarter of 2006 from 1.9% in the third quarter of 2005.

During the third quarter of 2006, Tarrant Apparel Group took a non- cash reserve of $27.1 million relating to the recoverability of certain of its notes receivable. In addition, the company had approximately $617,000 in legal expenses in connection with litigation surrounding certain of its Private Brands labels. As a result, the Company reported a loss from operations in the third quarter of 2006 of $24.7 million, compared to income from operations of $3.0 million in the comparable period of 2005.

The net loss for the third quarter of 2006 was $25.4 million or $0.83 per diluted share, compared to net income of $1.7 million or $0.06 per diluted share in the same quarter of last year. Net loss during the third quarter of 2006 was impacted by a non-cash reserve of $27.1 million recorded relating to certain notes receivable.

Net sales for the nine months ended September 30, 2006 increased 6.1% to $175.0 million from $164.9 million in the same period in fiscal 2005. Sales of Private Label brands in the first nine months of 2006 were $135.8 million, an increase of 13.6% compared to $119.5 million in the same period of 2005. Sales of Private Brands in the first nine months of 2006 were $39.2 million, a decline of 13.7% compared to $45.4 million in the same period of 2005.

Gross profit increased 5.8% from $34.9 million in the first nine months of fiscal 2005 to $37.0 million in the first nine months of fiscal 2006. The operating loss for the first nine months of 2006 was $20.5 million compared to operating income of $4.7 million in the comparable prior period of 2005 as a result of the non-cash charge of $27.1 million recorded in the 2006 fiscal third quarter relating to certain notes receivable. Net loss was $23.9 million, or $0.78 per diluted share, compared to net income of $2.5 million or $0.08


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


per diluted share in the same period in fiscal 2005.

"Our third quarter financial results reflect our ability to tightly manage controllable expenses, which reduced the impact of lost sales in the Private brands," said Gerard Guez, Chairman and interim CEO of Tarrant Apparel Group. "While reducing our SG&A, we continue to support design and marketing in order to add value as a supplier and ultimately improve gross margins. Although the denim business has been generally challenging, we are successfully increasing our penetration in other merchandise categories".

Company Outlook

The Company reiterated its previous 2006 financial guidance. It expects sales to be in the range of approximately $220 million to $230 million. Gross margins are anticipated to be comparable to, or better, than the Company has achieved over the past seven quarters.

The Company will host a conference call and audio webcast at 4:30 p.m. Eastern Time today to discuss the results and outlook for the balance of 2006. The conference call may be accessed by dialing (877) 770-6099 (Domestic), or (706) 679-6116 (International). A replay will be available through September 14th by dialing (800) 642-1687 (Domestic) or (706) 645-9291 (International). The required pass code for the conference call and replay are 2108065.

A live broadcast of the conference call can also be accessed via the Internet at http://www.tags.com. the archive of the webcast will be available for 30 days following the conclusion of the teleconference.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements about improved gross margins and the financial outlook for the balance of 2006. Factors which could cause actual results to differ materially from these forward-looking statements include, among other things, acceptance of customers of the Company's products; reliance on key suppliers; the costs of raw materials; consumer buying patterns; the potential need for changes in long-term strategy in response to future developments; the success of the Company's wholesale customers in their businesses; and competitive factors, including pricing pressures. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:  Andrew  Hellman,  CEOcast,  Inc.  for Tarrant  Apparel  Group at (212)
732-4300

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
                              TARRANT APPAREL GROUP
                           CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)
                                  (Unaudited)

                                                                SEPTEMBER 30,  DECEMBER 31,
                                                                    2006           2005
                                                                -----------    -----------
                                ASSETS
Current assets:
   Cash and cash equivalents ................................   $       976    $     1,642
   Accounts receivable, net .................................        46,176         54,598
   Due from related parties .................................         3,918          3,101
   Inventory ................................................        20,456         31,629
   Temporary quota rights ...................................           111           --
   Current portions of notes receivable -- related parties ..          --            5,139
   Prepaid expenses .........................................         1,220          1,292
   Prepaid royalties ........................................          --            1,124
   Income taxes receivable ..................................            26             26
                                                                -----------    -----------
 Total current assets .......................................        72,883         98,551

Property and equipment, net  of $11.0 million and $10.8
   million accumulated depreciation at September 30, 2006
   and December 31, 2005, respectively ......................         1,477          1,703
Notes receivable - related parties, net of current
   portion, and net of $27.1 million reserve at
   September 30, 2006 .......................................        14,000         36,268
Due from related parties ....................................         2,214          2,995
Equity method investment ....................................         2,174          2,139
Deferred financing cost, net of $1.5 million and $711,250
   accumulated amortization at September 30, 2006 and
   December 31, 2005, respectively ..........................         2,655            839
Other assets ................................................           507            164
Goodwill ....................................................         8,583          8,583
                                                                -----------    -----------
 Total assets ...............................................   $   104,493    $   151,242
                                                                ===========    ===========


                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Short-term bank borrowings ...............................   $    12,535    $    13,833
   Accounts payable .........................................        18,195         33,279
   Accrued expenses .........................................         9,777          9,504
   Income taxes .............................................        17,036         16,829
   Current portion of long-term obligations and factoring
      arrangement ...........................................        19,769         36,110
                                                                -----------    -----------
 Total current liabilities ..................................        77,312        109,555

Term loan, net ..............................................        10,942           --
Other long-term obligations .................................            26            240
Convertible debentures, net .................................          --            5,965
Deferred tax liabilities ....................................            39             47
                                                                -----------    -----------
 Total liabilities ..........................................        88,319        115,807

Minority interest in consolidated subsidiary ................            57             75

Commitment and contingency ..................................          --             --

Shareholders' equity:
   Preferred stock, 2,000,000 shares authorized; no shares
      at September 30, 2006 and December 31, 2005 issued
      and outstanding .......................................          --             --
   Common stock, no par value, 100,000,000 shares authorized;
      30,543,763 shares  at September 30, 2006 and 30,553,763
      shares at December 31, 2005 issued and outstanding ....       114,978        114,978
   Warrants to purchase common stock ........................         7,314          2,847
   Contributed capital ......................................        10,101         10,004
   Accumulated deficit ......................................      (114,094)       (90,190)
   Notes receivable from officer/shareholder ................        (2,182         (2,279)
                                                                -----------    -----------
 Total shareholders' equity .................................        16,117         35,360
                                                                -----------    -----------

 Total liabilities and shareholders' equity .................   $   104,493    $   151,242
                                                                ===========    ===========


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
                              TARRANT APPAREL GROUP
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (in thousands, except share data)

                                                     THREE MONTHS ENDED              NINE MONTHS ENDED
                                                        SEPTEMBER 30,                   SEPTEMBER 30,
                                               ----------------------------    ----------------------------
                                                   2006            2005            2006            2005
                                               ------------    ------------    ------------    ------------
                                                (Unaudited)     (Unaudited)     (Unaudited)     (Unaudited)
Net sales ..................................   $     54,645    $     69,566    $    174,989    $    164,934
Cost of sales ..............................         42,844          55,021         138,007         129,989
                                               ------------    ------------    ------------    ------------

Gross profit ...............................         11,801          14,545          36,982          34,945
Selling and distribution expenses ..........          2,568           2,846           8,296           7,813
General and administrative expenses ........          6,551           7,399          19,915          20,270
Royalty expenses ...........................            264           1,289           2,099           2,181
Loss on notes receivable - related parties .         27,137            --            27,137            --
                                               ------------    ------------    ------------    ------------

Income (loss) from operations ..............        (24,719)          3,011         (20,465)          4,681
Interest expense ...........................         (1,562)         (1,301)         (4,696)         (3,400)
Interest income ............................            165             506           1,132           1,576
Interest in income (loss) of equity method
   investee ................................             (7)            130             103             476
Other income ...............................            109              38             233             278
Adjustment to fair value of derivative .....            729            --               511            --
Other expense ..............................           --              --              (400)           --
Minority interest in consolidated subsidiary             14            (164)             18            (164)
                                               ------------    ------------    ------------    ------------

Income (loss) before provision for income
   taxes ...................................        (25,271)          2,220         (23,564)          3,447
Provision for income taxes .................             81             518             341             979
                                               ------------    ------------    ------------    ------------

Net income (loss) ..........................   $    (25,352)   $      1,702    $    (23,905)   $      2,468
                                               ============    ============    ============    ============

Net income (loss) per share:
   Basic ...................................   $      (0.83)   $       0.06    $      (0.78)   $       0.08
                                               ============    ============    ============    ============
   Diluted .................................   $      (0.83)   $       0.06    $      (0.78)   $       0.08
                                               ============    ============    ============    ============

Weighted average common and common
   equivalent shares:
   Basic ...................................     30,543,763      30,365,502      30,546,217      29,451,054
                                               ============    ============    ============    ============
   Diluted .................................     30,543,763      30,785,797      30,546,217      29,517,251
                                               ============    ============    ============    ============


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